CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN REDACTED BECAUSE IT IS BOTH NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.
October 18, 2012
Nationwide Financial Services, Inc. One Nationwide Plaza Columbus, OH43215-2220

RE:	Services Agreement–Retirement Plan Service Provider

The following shall set forth the understanding of Franklin Templeton Distributors Inc. and/or our affiliates (“we” or “us”) and Nationwide Financial Services, Inc.(“you”) regarding certain administrative support services described belowintended to facilitate, directly or indirectly, investment in shares of the Franklin Templeton Funds,1 and our payments for such services.

Services

We may make payments of additional compensation to you in connection with your provision of the services described under this Retirement Plan Services Agreement (“Services Agreement”) which mayfacilitate, directly or indirectly, investment in the Franklin Templeton Fundsthrough Employer Sponsored Retirement Plans (as that term may be defined in the Fund’s then current prospectus) that have retained you as a plan service provider (each, a “Plan”). Specifically, these payments may be made to 401(k) retirement plans (“401(k) Plans”). As part of these efforts, you will provide certain services as mutually agreed to between you and us (collectively, the “Services”). The Services may include (but are not limited to): recordkeeping, reporting, processing and other general administrative services.

Criteria for Payment

To qualify for the payments of additional compensation described in this letter, you must satisfy the criteria set forth below.

Disclosures

You represent that you will affirmatively disclose to the employer sponsor of each Plan whose assets are considered in computing the compensation payable in accordance with Attachment A the fact that you receive compensation from the Franklin Templeton Funds, for providing certain recordkeeping, reporting, processing and other administrative services. You also represent that you will provide any other disclosures as may be required by applicable law or regulation, including ERISA, in connection with the compensation payable to you under this Services Agreement and your services provided hereunder.

[1]

For purposes of this Services Agreement, “Franklin Templeton Funds” includes all of the U.S. registered Franklin, Templeton and Mutual Series mutual funds within Franklin Templeton Investments, except Franklin Templeton Variable Insurance Products Trust and money market funds, and excludes any qualified tuition programs under Section 529 of the Internal Revenue Code of 1986, as amended.

Compliance with Applicable Regulatory Requirements

You represent that your provision of the Services contemplated herein,will be in conformity with all applicable federal and state law, including ERISA.

Level of Compensation

Attachment A sets forth the amount and terms of the anticipated payments to be made to you for the Services contemplated in this Services Agreement. We will periodically review our relationship with you throughout the year and reserve the right to, in our sole discretion, modify or discontinue such payments. Either of us may terminate the understanding outlined in this letter with 60 days written notice.

In addition to the compensation set forth in Attachment A, we may, as mutually agreed to between you and us, compensate you for certain expenses described in the current prospectuses and/or statements of additional information of the Franklin Templeton Funds to the extent permitted under applicable law.

Limitations

Notwithstanding anything in this Services Agreement to the contrary, we shall not be obligated to and shall not pay you any fee for your Services that for any twelve month period exceeds the limits set forth in each Fund’s then current prospectus or is prohibited by applicable law or regulation. Payments made under this Services Agreement may be in addition to any payments made to you or your affiliates pursuant to any master shareholder services agreement or similar agreement you or your affiliates may enter into from time to time with the Franklin Templeton Funds’ transfer agent. Except as set forth in the preceding sentence, any assets that are included in the calculation of compensation to be paid to you under this Services Agreement, and the current year sales of such assets, will be excluded from the calculation of any marketing support or service payments to be made to you or your affiliates pursuant to any other agreement or arrangement.

No Directed Brokerage

No portfolio securities transactions of the Franklin Templeton Funds, or commissions in connection therewith, shall be directed to you by the Funds or by us or any of our affiliates in connection with any payments to be made pursuant to this letter. You agree not to accept such brokerage or commissions in exchange for promoting or selling shares of the Franklin Templeton Funds.

No Special Arrangements

Each party hereto acknowledges that the other party may enter into similar arrangements with other parties and that such arrangements may be on the same or different terms as those contained in this Services Agreement.

* * * * *

We are pleased that we will be working together and look forward to a mutually beneficial relationship with you. Please acknowledge acceptance of this letter in the space provided below and return a signed copy at your earliest convenience.

Very truly yours,

Peter D. Jones

President

Franklin Templeton Distributors Inc.

Accepted:		Dated: 10/18/2012
Name:	Steven D. Pierce
Title:	AVP, IMG External Funds
Management Operations

Attachment A

Franklin Templeton Distributors, Inc., agrees to pay you a quarterly asset fee at the annual rate of [**] % ([**] basis points) of total assets in Franklin Templeton equity or fixed income mutual funds held by the Plans (based on average quarterly net assets calculated as of the last day of the relevant quarter and the last day of the previous quarter) for 401(k) Plans established on or after September 1, 2012. All Franklin Templeton Class A, R, Advisor and Z share funds, with the exception of money market funds, are included under this Services Agreement.

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN REDACTED BECAUSE IT IS BOTH NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.
February 12, 2020
Nationwide Financial Services, Inc. One Nationwide Plaza Columbus, OH 43215-2220

Attn:	Steven Pierce, AVP, IMG External Funds

RE:	Amendment to Services Agreement – Retirement Plan Service Provider

This amendment sets forth the revised amount and terms of the anticipated payments to be made to Nationwide Financial Services, Inc. (“you”), for certain administrative support services that you will be providing to Franklin Templeton Distributors, Inc. (“we” or “us”). “Attachment A” of the current Services Agreement-Retirement Plan Service Provider, dated October 18, 2012, between you and us, is hereby deleted in its entirety and replaced with the “Attachment A” attached hereto. The remaining terms of our arrangement will continue in full force and effect.

We are pleased that our firms will be continuing to work together and look forward to an ongoing mutually beneficial relationship with your firm. You may acknowledge acceptance of this letter in the space provided below and returning a signed copy.

Very truly yours,

Daniel T. O’Lear

President

Franklin Templeton Distributors, Inc.

Nationwide Financial Services, Inc.

Accepted:		Dated: 2/12/2020
Printed Name:	Steven D. Pierce
VP, Strategic Partnerships

Attachment A

Effective January 1, 2020, we agree to pay you a quarterly asset fee at the annual rate of [**] ([**] basis points) of total assets in Franklin Templeton equity or fixed income Funds held by the Plans (based on average quarterly net assets calculated as of the last day of the relevant quarter and the last day of the previous quarter) for 401(k) Plans established on or after September 1, 2012.

All Class A, R, Z and Advisor shares of Franklin Templeton Funds and TIF Foreign Smaller Companies Series are included under this Agreement. All Franklin Templeton money market funds and collective investment trusts, other institutional Franklin Templeton Funds, and Class R6 shares of Franklin Templeton Funds are excluded under this Agreement.

For the avoidance of doubt, no payments will be owed to you for amounts less than zero, whether due to participant redemptions, market depreciation or otherwise.

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN REDACTED BECAUSE IT IS BOTH NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.
April 22, 2020
Nationwide Financial Services, Inc. One Nationwide Plaza Columbus, OH 43215-2220

Attn:	Leland W. Cummings, VP, Head of Fund Operations (IMG)

RE:	Second Amendment to Services Agreement – Retirement Plan Service Provider

This amendment sets forth the revised amount and terms of the anticipated payments to be made to Nationwide Financial Services, Inc. (“you”), for certain administrative support services that you will be providing to Franklin Templeton Distributors, Inc. (“we” or “us”). “Attachment A” of the current Services Agreement-Retirement Plan Service Provider, dated October 18, 2012 and amended from time to time, between you and us, is hereby deleted in its entirety and replaced with the “Attachment A” attached hereto. The remaining terms of our arrangement will continue in full force and effect.

We are pleased that our firms will be continuing to work together and look forward to an ongoing mutually beneficial relationship with your firm. You may acknowledge acceptance of this letter in the space provided below and returning a signed copy.

Very truly yours,

Daniel T. O’Lear

President

Franklin Templeton Distributors, Inc.

Nationwide Financial Services, Inc.
Accepted:		Dated:
Printed Name:	Leland W. Cummings
VP, Head of Fund Operations (IMG)

Attachment A

Effective January 1, 2020, we agree to pay you a quarterly asset fee at the annual rate of [**] ([**] basis points) of total assets in Franklin Templeton equity or fixed income Funds held by the Plans (based on average quarterly net assets calculated as of the last day of the relevant quarter and the last day of the previous quarter) for 401(k) Plans established on or after September 1, 2012.

All Class A, A1, R, Z and Advisor shares of Franklin Templeton Funds and TIF Foreign Smaller Companies Series are included under this Agreement. All Franklin Templeton money market funds and collective investment trusts, other institutional Franklin Templeton Funds, and Class R6 shares of Franklin Templeton Funds are excluded under this Agreement.

For the avoidance of doubt, no payments will be owed to you for amounts less than zero, whether due to participant redemptions, market depreciation or otherwise.